As filed with the Securities and Exchange Commission on January 5, 2001

                                              Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           LEXMARK INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   Delaware                          06-1308215
         (State or other Jurisdiction of          (I.R.S. Employer
          Incorporation or Organization)         Identification No.)

                            One Lexmark Centre Drive
                            Lexington, Kentucky 40550
                     (Address of Principal Executive Offices
                               including Zip Code)


                           LEXMARK INTERNATIONAL, INC.
                    BROAD-BASED EMPLOYEE STOCK INCENTIVE PLAN
                            (Full Title of the Plan)


                              Vincent J. Cole, Esq.
                  Vice President, General Counsel and Secretary
                            One Lexmark Centre Drive
                            Lexington, Kentucky 40550
                     (Name and Address of Agent For Service)


                                  859-232-2700
          (Telephone Number, Including Area Code, of Agent For Service)




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



                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
        Title of                               Proposed Maximum     Proposed Maximum
      Securities To          Amount To Be       Offering Price     Aggregate Offering       Amount of
      Be Rigistered           Registered         Per Share               Price          Registration Fee

     Class A Common
    Stock, par value         1,600,000
     $.01 per share          Shares (1)           $42.78 (2)          $68,448,000            $17,112
--------------------------------------------------------------------------------------------------------


(1) Consists of shares of Lexmark International, Inc. Class A Common Stock ("Common Stock")to be made available under the Plan. Such indeterminable number of additional shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock are also hereby registered.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h)(1) and Rule 457(c), the proposed maximum offering price per share is based upon the average of the high and low sales prices of the Common Stock on January 2, 2001, as reported on the New York Stock Exchange.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

           The following documents filed or to be filed with the Commission are incorporated by reference in this Registration Statement:

           (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

           (b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the documents referred to in (a) above; and

           (c) The description of the Common Stock included in the Company's Registration Statement on Form 8-A dated October 27, 1995, and any amendment or report filed for the purpose of updating such description.

           All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

           The Common Stock is registered under Section 12(b) of the Exchange Act, and, therefore, this item is not applicable.

Item 5.    Interests of Named Experts and Counsel.

           The legality of the shares of Common Stock being registered pursuant to this Registration Statement has been passed upon for the Company by Vincent
J. Cole, Vice President, General Counsel and Secretary of the Company. As of the date of this Registration Statement, Mr. Cole beneficially owns shares of the Common Stock and options to purchase shares of the Common Stock.

Item 6.    Indemnification of Directors and Officers.

           Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law")empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

           Article VI of the Company's By-Laws provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the Delaware Law. Pursuant to Section 145 of the Delaware Law, the Company's present and former directors and officers are insured against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

          Pursuant to specific authority granted by Section 102 of the Delaware Law, Article FIFTH of the Company's Restated Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

           (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided, that nothing contained in this Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv)for any transaction from which the director derived an improper personal benefit.

          Pursuant to the Restated Certificate of Incorporation, the Company has agreed to indemnify the members of the Company's Board of Directors and its officers to the fullest extent allowable under applicable Delaware law. In addition, the Company has entered into an indemnification agreement with each of its directors and certain of its officers indemnifying each of them against certain liabilities that may arise as a result of their status or service as directors or officers of the Company.

          Pursuant  to  underwriting   agreements   filed  as  exhibits  to
     registration statements in connection with underwritten offerings of the Company's securities, various parties thereto have agreed to indemnify each officer and director of the Registrant and each person, if any, who controls the Registrant within the meaning of the Securities Act, against certain liabilities, including liabilities under the Securities Act.

Item 7.   Exemption From Registration Claimed.

          Not applicable.

Item 8.   Exhibits.


          Exhibit
          Number                Description


          4.1* Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan.

          5* Opinion of Vincent J.Cole, Vice President, General Counsel and Secretary of the Company.

          23.1* Consent of PricewaterhouseCoopers LLP.

          23.2  Consent of Counsel (included in Exhibit 5).

          24*   Powers of Attorney.

* Filed with this Registration Statement


Item 9.   Undertakings.

          (a)   The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lexington, Commonwealth of Kentucky, on this 5th day of January, 2001.

                                   LEXMARK INTERNATIONAL, INC.



                                   By: /s/Paul J. Curlander
                                       --------------------
                                   Title: Chairman and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                          TITLE(S)
---------                          --------


/s/Paul J. Curlander               Chairman and Chief Executive Officer
--------------------               (Principal Executive Officer)
Paul J. Curlander


/s/Gary E. Morin                   Executive Vice President and Chief Financial
----------------                       Officer
Gary E. Morin                      (Principal Financial Officer)


/s/David L. Goodnight              Vice President and Corporate Controller
---------------------              (Principal Accounting Officer)
David L. Goodnight


         *
-----------------------             Director
B. Charles Ames


         *
-----------------------             Director
Teresa Beck


         *
-----------------------             Director
Frank T. Cary


         *
-----------------------             Director
William R. Fields


         *
-----------------------             Director
Ralph E. Gomory


         *
-----------------------             Director
Stephen R. Hardis


         *
-----------------------             Director
James F. Hardymon


         *
-----------------------             Director
Robert Holland, Jr.


         *
-----------------------             Director
Marvin L. Mann


         *
-----------------------             Director
Michael J. Maples


         *
-----------------------             Director
Martin D. Walker



* By signing his name hereto, Vincent J. Cole, signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.



By: /s/Vincent J. Cole
    ------------------
    Vincent J. Cole
    (Attorney-in-Fact)

                                  EXHIBIT INDEX



          4.1* Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan.

          5* Opinion of Vincent J. Cole, Vice President, General Counsel and Secretary of the Company.

          23.1* Consent of PricewaterhouseCoopers LLP.

          23.2  Consent of Counsel (included in Exhibit 5).

          24*   Powers of Attorney.


* Filed herewith.





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